Exhibit 99.1

Castlelake and Redwood Trust Announce Strategic Joint Venture to
Purchase up to $8 Billion of Prime Jumbo Mortgage Loans

MINNEAPOLIS, Minn. and MILL VALLEY, Calif. – April 29, 2026 – Castlelake, L.P. (“Castlelake”), a global alternative investment firm specializing in asset-based private credit, and Redwood Trust Inc. (NYSE: RWT; “Redwood” or the “Company”), a leader in expanding access to housing for homebuyers and renters, today announced the formation of a strategic joint venture designed to support the continued growth of Redwood’s Sequoia platform and provide Castlelake with programmatic purchasing power for fully documented prime jumbo mortgage loans. The joint venture contemplates purchasing up to $8 billion of Sequoia-sourced prime jumbo loans, with flexibility to scale as opportunities emerge, including the acquisition of seasoned loans from bank balance sheets. Under the joint venture, Sequoia will source, aggregate, and diligence loans that meet defined eligibility criteria, with the aim of supporting consistent execution and high-quality asset selection.

“Castlelake is pleased to partner with Redwood and its Sequoia platform to provide our investors with access to what we expect to be high-quality, fully documented prime jumbo assets and to establish a relationship grounded in shared principles of disciplined underwriting and strong institutional governance,” said Lucas Jackson, Head of North American Residential Mortgage Finance at Castlelake. “This transaction highlights Castlelake’s granular, loan level approach to deploying capital into opportunities that we expect to create attractive, risk-adjusted outcomes for our investors.”

“Sequoia has experienced significant momentum over the past year, with loan acquisition volumes more than doubling as we continue to build share in the jumbo market,” said Brooke Carillo, Executive Vice President and Chief Financial Officer at Redwood Trust. “We see a dynamic and expanding opportunity set ahead, and this initiative is aligned with our strategy of scaling our platforms alongside leading capital providers. Castlelake’s large, diversified institutional capital base and experience in asset-based investing make them a strong partner as we continue to grow Sequoia.”

Redwood is a leading participant in the prime jumbo mortgage market through its Sequoia platform, one of the longest-tenured non-agency correspondent platforms in the industry since Redwood was founded in 1994. Sequoia has consistently provided liquidity across market cycles, purchasing roughly $100 billion of loans and securitizing over $50 billion, reflecting its strong and well-established relationships with market-leading originators.

Castlelake is an experienced investor in the global residential real estate sector, and has acquired or financed more than $10 billion in residential and commercial loans since 2024. Supported by dedicated sector specialists and a long-standing focus on disciplined underwriting and institutional governance, the firm has invested through multiple market cycles and provides reliable, scalable capital for high-quality residential credit opportunities.

About Castlelake

Castlelake, L.P. is a global alternative investment manager specializing in asset-based private credit. Founded in 2005, Castlelake manages approximately $36 billion of assets on behalf of a diversified global investor base and is a strategic partner of Brookfield Asset Management Ltd., a leading global alternative investment manager with over $1 trillion of assets under management. The Castlelake team comprises approximately 250 experienced professionals, including 90 investment professionals, across eight offices in North America, Europe, the Middle East and Asia. For more information, please visit https://www.castlelake.com/.

About Redwood Trust, Inc.

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit where we provide liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms, whole-loan distribution activities, joint ventures and our publicly traded shares. We operate through three core residential housing-focused operating platforms — Sequoia, Aspire, and CoreVest — alongside our complementary Redwood Investments portfolio which is primarily composed of assets we source through these platforms. Redwood Investments also includes RWT Horizons®, our unified technology platform spanning internal AI innovation and strategic investments across the ecosystem, which supports our efforts to develop an AI-first operating model that enables compounding operational leverage and scalable growth. This reflects how we manage and organize our business and may differ from the manner in which our reportable segments are presented for financial reporting purposes.

Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Redwood Trust is internally managed and structured as a real estate investment trust (“REIT”) for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the joint venture’s target acquisition volume of $8 billion of prime jumbo loans. Forward-looking statements involve numerous risks and uncertainties. Redwood’s actual results may differ from Redwood’s beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, opportunities, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2025 under the caption “Risk Factors”. Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Castlelake Media Relations
media.relations@castlelake.com

Prosek Partners for Castlelake
Josh Clarkson/Remy Marin
+1 212 279 3115
jclarkson@prosek.com / rmarin@prosek.com

CJ Patrick Company for Redwood Trust

Rick Sharga

+1 949 322 4583

rick@cjpatrick.com